Exhibit 99.1

CONTACT INFORMATION
Investor Relations

Contact:	Mary Kay Ladone, Vice President, Investor Relations

Phone:	312-819-9387

Email:	marykay.ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications

Phone:	312-819-7268

Email:	howard.karesh@hill-rom.com

HILL-ROM ANNOUNCES EXECUTIVE APPOINTMENTS

Barbara Bodem to Succeed Steven J. Strobel as CFO

Andreas Frank to Succeed Alton Shader as President of Hill-Rom’s Front Line Care Business

Mary Kay Ladone Appointed Senior Vice President, Corporate Development, Strategy and Investor Relations

CHICAGO, November 27, 2018 - Hill-Rom Holdings, Inc. (NYSE: HRC), today announced several senior leadership appointments, effective December 3, 2018.

Barbara W. Bodem, a seasoned finance executive with more than 20 years of experience in healthcare, has been appointed senior vice president and chief financial officer of Hill-Rom. Ms. Bodem joins Hill-Rom from Mallinckrodt, where she served as senior vice president, Finance. She succeeds Steven J. Strobel, 60, who has announced his decision to retire as CFO. Mr. Strobel will focus on fully transitioning the Finance function to Ms. Bodem, and continue working with President and CEO John P. Groetelaars as senior advisor after the CFO transition is complete.

“We are pleased to have an executive of Barbara’s caliber joining the Hill-Rom team,” said Mr. Groetelaars. “Barbara brings more than two decades of financial experience along with a deep knowledge of our field from her work with large global medical companies. I am confident that she is a great fit for our company, and will play a key role as we continue to build our diversified portfolio to drive sustainable earnings and deliver on our long-term objectives.”

Mr. Groetelaars continued, “On behalf of our entire management team, I want to thank Steve for his significant contributions to Hill-Rom. He has built a strong finance organization, contributed significantly to our financial performance, and positioned us to continue to achieve our financial objectives. I’m grateful that he has agreed to work with us for the next several months to ensure a smooth transition.”

“I am honored to join Hill-Rom, and look forward to working with John and the rest of the leadership team to build on the company’s momentum and deliver strong financial and operational results, while helping to improve outcomes for the patients and caregivers around the world who rely on Hill-Rom’s products,” said Ms. Bodem.

The company also announced that Andreas G. Frank, currently senior vice president, Corporate Development and Strategy, and chief transformation officer, has been appointed senior vice president and president of the company’s Front Line Care business, which includes Welch Allyn, Vision Care and Respiratory Care. Mr. Frank replaces Alton Shader, whose departure was previously announced.

In addition, Mary Kay Ladone, currently vice president, Investor Relations, has been appointed senior vice president, Corporate Development, Strategy and Investor Relations. Ms. Ladone will be responsible for mergers and acquisitions, business development and strategy in addition to her role leading the company’s Investor Relations function.

“Andreas and Mary Kay are seasoned professionals who know our business inside and out. We’re thrilled to tap into their talent and expertise for these roles,” continued Mr. Groetelaars. “I am confident they will help Hill-Rom capitalize on our strong momentum and growth prospects.”

Barbara Bodem
Ms. Bodem joins Hill-Rom from Mallinckrodt, where she served as senior vice president, Finance, for the past three years. Earlier in her career Ms. Bodem worked at Hospira as vice president, Global Commercial Finance, as well as at Eli Lilly and Company, where she held a variety of Finance roles in the U.S. and the U.K., including serving as CFO for Lilly Oncology. Ms. Bodem recently served as a member of the board of directors of Invacare Corporation. She earned her bachelor’s of science in finance and MBA from Indiana University.

Andreas Frank
Mr. Frank joined Hill-Rom in 2011 as senior vice president, Corporate Development and Strategy, and most recently served in the additional role of chief transformation officer. Prior to joining Hill-Rom, he served as director of Corporate Development and vice president, Business Development, at Danaher Corporation. He previously worked in the Corporate Finance and Strategy practice at McKinsey & Company. Mr. Frank earned master’s degrees in business administration and economics from the Otto Beisheim School of Management in Germany and The University of Texas at Austin, Red McCombs School of Business, respectively.

Mary Kay Ladone
Ms. Ladone has served as vice president, Investor Relations, since joining Hill-Rom in July 2016. Previously, she served as senior vice president, Investor Relations, of Baxalta Incorporated. Prior to that, she served in a variety of finance, business development and investor relations roles for Baxter International. Ms. Ladone has been recognized for her expertise with numerous honors and awards in the field of Investor Relations by both her peers and Wall Street, including national recognition by Institutional Investor Magazine. Ms. Ladone holds a degree in finance and economics from the University of Notre Dame, and is a member of the Edward Elmhurst Hospital System Board of Trustees.

About Hill-Rom Holdings, Inc.
Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Our innovations ensure caregivers have the products they need to help diagnose, treat and protect their patients; speed up recoveries; and manage conditions. Every day, around the world, we enhance outcomes for patients and their caregivers. Learn more at hill-rom.com.

# # #